Exhibit 10.31

Amendment to Employment Agreement

This Amendment Agreement to the employment agreement is entered into as of October 17, 2012 by and between China Marine Food Group Limited (the “Company”), a Nevada corporation with business address at Dabao Industrial Zone, Shishi City, Fujian Province, China 362700, and Mr. Weipeng Liu (the “Executive”).

WHEREAS, the parties entered into an employment agreement on November 17, 2007, which agreement was renewed on January 1, 2011.

WHEREAS, the parties desire to amend the employment agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties,

1.            Remuneration

Section 2 b is deleted and replaced in its entirety as follows:

b. Bonus.      The Executive shall have an opportunity to receive an annual bonus during the term of employment, subject to such terms and conditions as the Compensation Committee shall prescribe; it being understood that the actual annual bonus received by the Executive will depend on the level of attainment of performance by the Executive and the Company and other factors used by the Company to determine annual bonus amounts and that there is no guarantee that an annual bonus will be earned.

     2.           No Other Changes

Except as stated in this amendment, all of the terms and provisions of the employment agreement as renewed on January 1, 2011 shall remain in full force and effect as set forth therein.  Henceforth, any reference to the employment agreement shall be deemed to refer to the employment agreement, as amended by this amendment.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the day and year above written.

CHINA MARINE FOOD GROUP LIMITED

/s/ Marco Hon Wai Ku ________________________________
By:  Marco Hon Wai Ku

/s/ Weipeng Liu______________________________________
Weipeng Liu